Exhibit 10.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

EXECUTIVE BONUS PLAN

Section 1. Effective Date

Central European Distribution Corporation (the “Company”) has established the Executive Bonus Plan (the “Plan”), effective as of January 1, 2011, as set forth herein.

Section 2. Plan Administration

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall have such powers and authority as may be necessary or appropriate for it to carry out its functions as described in the Plan. The Committee shall not be liable for any action or determination made in good faith with respect to the Plan or any Award hereunder. The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

Section 3. Eligibility

Employees of the Company who are designated by the Committee, in its sole and absolute discretion (each a “Participant”), shall be eligible to receive bonuses under the Plan for each fiscal year of the Company (as applicable, the “Fiscal Year”).

Section 4. Determination of Bonus Amounts

(a) The Company, in its sole discretion, shall establish a cash bonus pool (the “Bonus Pool”) for each Fiscal Year and shall also establish performance targets (the “Performance Targets”). For Fiscal Year 2011, the Performance Targets will be based on a target EBITDA amount (the “Target EBITDA”), a target Earnings Per Share amount (the “Target EPS”) and a target Net Sales Revenue amount (the “Target Net Sales Revenue”) with respect to the Company that shall be applicable, as determined in the Committee’s discretion, to each Participant. For each Fiscal Year, the Committee, in its sole discretion, shall determine the Target EBITDA, the Target EPS and the Target Net Sales Revenue (individually, a “Target” and collectively, the “Targets”). If during a Fiscal Year (i) specific items, measures or corporate events (which include, but are not limited to, the pro forma impact of acquisitions or disposals, a stock split, a reverse stock split, a stock dividend, a recapitalization or other similar change affecting the common stock of the Company), or other one-time changes, relating to a Target exist or occur, and (ii) such items, measures, corporate events or other changes have a material impact on the calculation of a Target, then the Committee shall, in its discretion, make equitable adjustments to the applicable Target that are (x) consistent with the impact of such items, measures or corporate events and (y) designed to preserve the initial potential bonus opportunity granted to a Participant hereunder for such Fiscal Year with respect to such Target.

(b) For each Fiscal Year, the Committee shall determine the allocable amount of the Bonus Pool that each Participant is eligible to receive upon the achievement of the performance targets set forth in Sections 5, 6 and 7 hereof (such allocable portion with respect to a Participant, the “Participant Bonus Pool Interest”). For each Participant, the Committee shall determine the percentage for each of the EBITDA, EPS and Net Sales Revenue. For Fiscal Year 2011, fifty percent (50%) of the Participant Bonus Pool Interest shall be based on Target EBITDA in accordance with Section 5 below, thirty-five percent (35%) of the Participant Bonus Pool Interest shall be based on Target Net Sales Revenue in accordance with Section 6 and the remaining fifteen percent (15%) of the Participant Bonus Pool Interest shall be based on the Target EPS in accordance with Section 7 below.

(c) For purposes of the Plan, and as determined by the Committee in its sole discretion, the term “EBITDA” shall mean the operating profit for the twelve (12) months ending December 31 of the consolidated Company group plus depreciation and amortization for the 12 months of the consolidated Company group plus pro-forma operating profit of any entities for the period not fully consolidated by the Company during such twelve (12) month period (which can be for acquisitions made during the period of entities not consolidated but equity accounted for) minus pro-forma operating profit for any entities of the Company group that were disposed or discontinued during the 12 month period plus pro-forma depreciation and amortization of any entities for the period not fully consolidated by the Company during this twelve (12) month period (which can be for acquisitions made during the period of entities not consolidated but equity accounted for) plus or minus any Comparable Item Adjustments as defined below that impact the operating profit.

(d) For purposes of the Plan, and as determined by the Committee in its sole discretion, the term “EPS” shall mean fully diluted earnings per share of the Company as calculated on a GAAP basis plus any Comparable Item Adjustment losses and minus any Comparable Item Adjustment gains.

(e) For purposes of the Plan, and as determined by the Committee in its sole discretion, the term “Net Sales Revenue” equal the sales revenue of the Company net of excise tax as reported on a US GAAP basis plus pro-forma net sales revenue on a GAAP basis of any entities for the period not fully consolidated by the Company during this the relevant twelve (12) month period (which can be for acquisitions made during the period of entities not consolidated but equity accounted for) minus pro-forma net sales revenue on a GAAP basis for any entities that were disposed or discontinued during the twelve (12) month period.

(f) For purposes of the Plan, and as determined by the Committee in its sole discretion, the term “Comparable Item Adjustments” shall mean any non cash or non recurring items that have been determined by management, , as not reflecting the core underlying business performance of the Company. These adjustments include but are not limited to unrealized foreign exchange gains/losses, restructuring costs, acquisition related costs that have been expensed, and non-cash interest expense related to the adoption of ABP14. In any event the items presented to the Committee must be the same as those reported by the Company to the public in the form of the Comparable EPS calculation as issued in any press release with respect to the relevant Fiscal Year. Any proposed adjustment not referred to in the Company’s press release is to be reviewed and approved by the Committee and included as Comparable Item Adjustment only if deemed appropriate by the Committee.

Section 5. Bonus Amount Based Target EBITDA

For the 2011 Fiscal Year, the payout of fifty percent (50%) of a Participant’s Bonus Pool Interest shall be determined with reference to the Target EBITDA set by the Committee as follows (the “EBITDA Payout”):

(a) If the Company’s EBITDA for the Fiscal Year is less than 70% of the Target EBITDA for the Fiscal Year, no bonus will be earned by the Participant under the Plan for such year.

(b) If the Company’s EBITDA for the Fiscal Year is 70% of the Target EBITDA for the Fiscal Year, 50% of the EBITDA Payout will be earned by the Participant.

(c) If the Company’s EBITDA for the fiscal year is 71% or more, but less than 100% of the Target EBITDA for the Fiscal Year, the Participant will earn an EBITDA Payout between 50% and 100%, based on linear interpolation.

(d) If the Company’s EBITDA for the fiscal year is 100% or more, but less than 150% of the Target EBITDA for the Fiscal Year, the Participant will earn an EBITDA Payout between 100% and 150%, based on linear interpolation.

(e) If the Company’s EBITDA for the Fiscal Year is 150% or more of the Target EBITDA for the Fiscal Year, 200% of the EBITDA Payout (as a maximum) will be earned by the Participant.

Section 6. Bonus Amount Based on Net Sales Revenue

For the 2011 Fiscal Year, the payout of thirty-five percent (35%) of a Participants Bonus Pool Interest shall be with reference to the Target Net Sales Revenue set by the Committee as follows (the “Net Sales Revenue Payout”):

(a) If the Company’s Net Sales Revenue for the Fiscal Year is 70% of the Target Net Sales Revenue for the Fiscal Year, 50% of the Net Sales Revenue Payout will be earned by the Participant.

(b) If the Company’s Net Sales Revenue for the fiscal year is 71% or more, but less than 100% of the Target Net Sales Revenue for the Fiscal Year, the Participant will earn a Net Sales Revenue Payout between 50% and 100%, based on linear interpolation.

(c) If the Company’s Net Sales Revenue for the fiscal year is 100% or more, but less than 150% of the Target Net Sales Revenue for the Fiscal Year, the Participant will earn a Net Sales Revenue Payout between 100% and 150%, based on linear interpolation.

(d) If the Company’s Net Sales Revenue for the Fiscal Year is 150% or more of the Target Net Sales Revenue for the Fiscal Year, 200% of the Net Sales Revenue Payout (as a maximum) will be earned by the Participant.

Section 7. Bonus Amount Based on EPS

For the 2011 Fiscal Year, the payout of fifteen percent (15%) of a Participants Bonus Pool Interest shall be with reference to the Target EPS set by the Committee as follows (the “EPS Payout”):

(a) If the Company’s EPS for the Fiscal Year is 70% of the Target EPS for the Fiscal Year, 50% of the EPS Payout will be earned by the Participant, based on linear interpolation.

(b) If the Company’s EPS for the fiscal year is 71% or more, but less than 100% of the Target EPS for the Fiscal Year, the Participant will earn an EPS Payout between 50% and 100%, based on linear interpolation.

(c) If the Company’s EPS for the fiscal year is 100% or more, but less than 150% of the Target EPS for the Fiscal Year, the Participant will earn an EPS Payout between 100% and 150%, based on linear interpolation.

(d) If the Company’s EPS for the Fiscal Year is 150% or more of the Target EPS for the Fiscal Year, 200% of the EPS Payout (as a maximum) will be earned by the Participant.

Section 8. Bonus Payments

(a) Payment of a Participant’s Bonus Pool Interest earned under the Plan shall be made in cash.

(b) Payments of any Bonus Pool Interest shall be paid no later than March 15 of year following in the Fiscal Year with respect to which the Bonus Pool Interest is earned.

Section 9. Amendment or Termination of the Plan

The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided that no such alteration, amendment, suspension or termination shall adversely affect a Participant’s Bonus Pool Interest that has been granted prior to the date the Board takes the action to effectuate such alteration, amendment, suspension or termination.

Section 10. Taxes

Any amount payable to a Participant under the Plan shall be subject to any applicable Federal, state and/or local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

Section 11. General Provisions

(a) No Rights to Employment. Nothing contained in the Plan shall create any rights of employment in any Participant or in any way affect the right and power of the Company or a Subsidiary to discharge any Participant or otherwise terminate the Participant’s employment at any time with or without cause or to change the terms of employment in any way.

(b) Unfunded Plan. Bonuses under the Plan shall be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(c) Non-alienation of Benefits. Except as expressly provided herein, no Participant shall have the power or right to sell, transfer, assign, pledge or otherwise encumber the Participant’s interest under the Plan.

(d) Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e) Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company and references to the “Company” herein shall be deemed to refer to such successors.

(f) Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(g) Section 409A of the Code. It is intended that all payments pursuant to the Plan qualify as short-term deferrals, as defined in Section 409A of the Internal Revenue Code of Section 1986, as amended (“Section 409A”) and Section 1.409A-1(b)(4) of the Treasury Regulations. Nevertheless, to the extent Section 409A is applicable to such payments, it is intended that the Plan (and any agreements or other documents entered into with respect to bonuses under the Plan) and any bonuses granted hereunder comply with, and should be interpreted so that they are consistent with, the requirements of Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.